Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-112998) and related Prospectus of Broadcom Corporation for the registration of Debt Securities, Preferred stock and Class A common stock and to the incorporation by reference therein of our reports dated January 27, 2004 (except Notes 13 and 16, as to which the date is March 12, 2004), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
May 5, 2004